Exhibit 10.4

Wells Fargo Bank, National Association

Wells Fargo Securities, LLC

One Wachovia Center

301 South College Street

Charlotte, NC 28288-0737

CONFIDENTIAL

October 24, 2011

CubeSmart, L.P.

c/o CubeSmart

460 E. Swedesford Road, Suite 3000

Wayne, Pennsylvania 19087

Attention:  Timothy Martin

Re:                   Commitment Letter

$100 Million Senior Unsecured Term Loan Facility

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, the “Commitment Parties” or “we” or “us”) that CubeSmart, L.P. (the “Borrower” or “you”), a subsidiary of CubeSmart (the “Parent”), seeks a senior unsecured term loan facility of up to $100 million (the “Facility”), as more fully described in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet”), to fund a portion of the purchase price for the proposed acquisition, in one or a series of purchases (the “Acquisition”), of approximately 22 open and operating storage facilities that contain an aggregate of approximately 1.6 million square feet of gross leasable area (the “Acquired Assets”) pursuant to an Agreement for Purchase & Sale dated on or about October 24, 2011 (the “Purchase Agreement”) by and among the Sellers (as defined in the Purchase Agreement)(collectively, the “Sellers”) and the Borrower.  As used herein, the term “Transactions” means, collectively, the Acquisition, the initial borrowings under the Facility and the payment of fees, commissions and expenses in connection with each of the foregoing.  This letter, including the Term Sheet, is hereinafter referred to as the “Commitment Letter”.  The date on which the Facility is closed is referred to as the “Closing Date”.  Except as the context otherwise requires, references to the “Borrower and its subsidiaries”, or like phrases, will include the Acquired Assets after giving effect to the Acquisition.

1.             Commitments.

(a)           Upon and subject to the terms and conditions set forth in this Commitment Letter, Wells Fargo Bank hereby commits to provide the Borrower $100 million of the principal amount of the Facility (the “Commitment”).

(b)           Wells Fargo Securities, acting alone or through or with an affiliate selected by it, will act as the sole lead arranger and sole bookrunner (in such capacities, the “Arranger”) for the Facility.  Wells Fargo Securities will have “left” and “highest” placement in any and all marketing materials and documentation used in connection with the Facility and have responsibilities typically associated with “left” and “highest” placement, including maintaining sole physical books in respect of the Facility.  Wells Fargo Bank will act as the sole administrative agent (in such capacity, the “Agent” or

“Administrative Agent”) for the Facility.  You agree that no other arrangers, bookrunners, agents or co-agents will be appointed, and no other titles will be awarded and no compensation (other than to the Arranger or as expressly contemplated by the Term Sheet and in the Fee Letter (defined below)) will be paid, in connection with the Facility without the consent of the Arranger.  If after the Closing Date you exercise the option to extend the maturity date of the Facility beyond the date 6 months following the Closing Date (the “Extension”), then subject to the terms and conditions set forth in this Commitment Letter, the Arranger agrees to use commercially reasonable efforts to secure commitments for the extended Facility from a syndicate of banks, financial institutions and other entities (in consultation with you) (such banks, financial institutions and other entities committing to the Facility, including Wells Fargo Bank, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter.  The Commitment of Wells Fargo Bank will be reduced on a dollar-for-dollar basis by the amount of any corresponding commitment received through syndication from the other Lenders.

(c)           Effective upon your agreement to and acceptance of this Commitment Letter and continuing until the date six months after the Closing Date (or if you elect to exercise the Extension, the earlier to occur of (i) the date 60 days following the effective date of the Extension or (ii) a successful syndication) (such date the “End of the Syndication Period”), you will not solicit, initiate, entertain or permit, or enter into any discussions with any other bank, investment bank, financial institution, person or entity in respect of any structuring, arranging, underwriting, offering, placing, or syndicating of all or any portion of the Facility or any other financing similar to, or as a replacement of, all or any portion of the Facility, except for (i) equity raises, including without limitation, for common and preferred equity, (ii) any refinancing of the Facility with other term loan debt and (iii) utilization of the Existing Revolver Credit Agreement to finance a portion of the purchase price for the Acquisition and subsequently borrowing under the Facility to repay the Existing Revolver Credit Agreement.

2.             Conditions to Commitments.  The Commitment of Wells Fargo Bank and the undertakings of the Arranger hereunder are subject to:

(a)           your written acceptance, and compliance with the terms and conditions, of a letter dated the date hereof from the Commitment Parties to you (the “Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to the Commitment Parties for their own account and for the account of the Lenders certain fees and expenses and to fulfill certain other obligations in connection with the Facility;

(b)           our being satisfied that, after the date hereof and until the End of the Syndication Period, none of the Parent, the Borrower, any of the Parent’s other subsidiaries or any other affiliates of the Parent has solicited, initiated, entertained or permitted, or entered into any discussions with any other bank, investment bank, financial institution, person or entity in respect of, any offering, placement or arrangement of any debt financing (including convertible securities) without our prior written consent, other (i) than the Facility, (ii) term loan debt intended to refinance the Facility and (iii) for the avoidance of doubt, equity raises, including without limitation, for common and preferred equity;

(c)           since December 31, 2010, there not having occurred any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Parent, the Borrower and the Parent’s other subsidiaries, taken as a whole;

(d)           the Commitment Parties not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to us relating to any of (i) the Parent, the Borrower and their respective subsidiaries or (ii) the Transactions and the Acquired Assets, in each case, which information or other matter the Arranger reasonably deems material and adverse relative to the information or other matters, disclosed to the Commitment Parties prior to the date hereof;

(e)           our having completed all legal and tax due diligence concerning the Parent, the Borrower, their respective subsidiaries in scope and with results in all respects satisfactory to the Arranger in its reasonable discretion;

(f)            the accuracy and completeness in all material respects of all representations that you and your affiliates make to the Commitment Parties and your compliance in all material respects with the terms of this Commitment Letter (including the Term Sheet) and the Fee Letter;

(g)           the Acquisition (or the initial acquisition of any of the Acquired Assets in connection therewith) shall have been consummated in all material respects in accordance with the terms and conditions of the Purchase Agreement without any waiver, modification or consent thereunder that is materially adverse to the Lenders (as reasonably determined by the Arranger) unless approved by the Arranger, and no litigation or investigation be pending or threatened that could reasonably be expected to impose materially adverse conditions, or which could reasonably be expected to have a material adverse effect, on the consummation of the Acquisition or any of the other Transactions;

(h)           you shall have received at least $175 million in equity capital; and

(i)            the satisfaction or waiver in writing of all other conditions described herein, in the Term Sheet and in the Fee Letter.

3.             Syndication.

(a)           If you elect to effect the Extension, the Arranger reserves the right to syndicate all or a portion of the Commitment and you acknowledge and agree that the Arranger intends to commence syndication efforts promptly following receipt of notice from you that you intend to effect the Extension.

(b)           You agree to actively assist us in achieving a successful syndication (as defined in the Fee Letter) of the Facility.  To assist us in our syndication efforts, you agree that you will, and will cause your representatives and non-legal advisors to use, commercially reasonable efforts to (i) promptly provide the Commitment Parties with all information reasonably requested by the Arranger to assist the Arranger and each prospective Lender in their evaluation of the Transactions and to complete the syndication of the Facility, (ii) make available to prospective Lenders senior management of the Parent and the Borrower on reasonable prior notice and at times and places mutually agreed upon, (iii) host, with the Arranger, one or more meetings with prospective Lenders at times and places mutually agreed upon, (iv) assist, and cause your affiliates and advisors to assist, the Arranger in the preparation of one or more confidential information memoranda and other customary marketing materials to be used in connection with the syndication of the Facility and (v) ensure that the syndication efforts of the Arranger benefit materially from your existing lending relationships.

(c)           The Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Facility (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities; provided that the final allocations of the commitments and any related fees among the Lenders shall be subject to your approval, which shall not be unreasonably withheld or delayed.  Neither we nor you shall pay any amount to a Lender to obtain its commitment to participate in the Facility in addition to the amounts provided herein and in the Fee Letter.

4.  Information.

(a)           You represent and warrant that (i) all written information (other than general industry and general economic information and the Projections, as defined below) concerning the Parent, the Borrower and their respective subsidiaries, the Transactions and the Acquired Assets that has been or will be made available to the Commitment Parties by you, or any of your representatives, subsidiaries or affiliates (the “Information”) is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading, and (ii) all financial projections concerning the Parent, the Borrower and their respective subsidiaries and the Acquired Assets that have been or will be made available to the Commitment Parties by you, or any of your representatives, subsidiaries or affiliates (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions; provided, however, that we acknowledge that Projections are not to be viewed as facts and that actual performance of the Borrower may vary materially from the Projections and that there is no guaranty that such performance will be in accordance with the Projections.  You will furnish the Arranger with such Information and Projections as may be reasonably requested and you will supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date, and, if requested by the Arranger, after the Closing Date until the End of the Syndication Period, so that the conditions and representations and warranties contained in the preceding sentence remain correct.  We will be entitled to use and rely upon, without responsibility to independently verify, the Information and the Projections.

(b)           You acknowledge that (i) the Commitment Parties on your behalf will make available the Information, Projections and other marketing materials and presentations, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on IntraLinks, SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders (“Public Lenders”; all other Lenders, “Private Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, Parent or their respective affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  At the request of the Arranger, (A) you will assist, and cause your affiliates and advisors to assist, the Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”.  Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders:  (x) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (y) notifications of changes to the Facility’s terms and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the documentation evidencing the Facility (the “Facility Documentation”).  If you advise us in writing (including by email) that any of the foregoing items (other than the Facility Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without your prior approval.  Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom.

5.             Indemnification.

You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, representatives, advisors and agents and each of their respective successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Facility Documentation and the closing of the Transactions) or (ii) the use or the contemplated use of the proceeds of the Facility, and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable and documented attorneys’ fees, expenses and charges limited to not more than one counsel in any jurisdiction, except that such limitation shall not apply in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs you of such conflict and thereafter, retains its own counsel) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent resulting from such Indemnified Party’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that, in no event shall you be liable to reimburse or indemnify any Indemnified Party for fees and expenses in connection therewith for more than one counsel to the Indemnified Parties in any jurisdiction, except in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs you of such conflict and thereafter, retains its own counsel, in which case the documented fees and expenses of such counsel to the affected Indemnified Party shall be subject to the reimbursement and indemnification provisions set forth herein.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  The Commitment Parties shall only have liability to you (as opposed to any other person), and Wells Fargo Bank shall be liable solely in respect of its own Commitment to the Facility on a several, and not joint, basis with any other Lender.  No Indemnified Party shall be liable to you, your affiliates or any other person for any indirect, consequential or punitive damages that may be alleged as a result of this Commitment Letter or any element of the Transactions.  No Indemnified Party shall be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means.  You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

6.             Expenses.  You shall reimburse each of the Commitment Parties, from time to time on demand, for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented legal fees and expenses) of the Commitment Parties and all reasonable printing, reproduction, document delivery, travel, CUSIP, SyndTrak or IntraLinks (or another similar information distribution system or service) costs and conference call communications costs incurred in connection with the syndication and execution of the Facility and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter, the Term Sheet and the Facility Documentation.

7.             Confidentiality.  (a) This Commitment Letter and the Fee Letter (the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed by you in whole or in part to any person without our prior written consent, except (i) for the disclosure hereof or thereof on a confidential and need to know basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have agreed to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as may be compelled in a judicial or administrative proceeding (so long as you provide the Commitment Parties with prompt notice of such compelled disclosure, so that the Commitment Parties may seek an appropriate protective order; if, failing the entry of such an order, you, in the opinion of your counsel, are legally compelled to disclose the Commitment Documents, you may do so solely to the extent required to avoid liability, censure or penalty in such judicial or administrative proceeding) or (iii) as otherwise required by law (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof); provided that you may disclose, after your agreement to the Commitment Documents, this Commitment Letter (but not the Fee Letter) (A) in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (B) on a confidential basis to the board of directors, officers and advisors of the Sellers in connection with their consideration of the Acquisition.

The Commitment Parties shall use all MNPI received by them in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such MNPI; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such MNPI (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such MNPI and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such MNPI as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the transactions contemplated hereby, (g) to the extent any such MNPI becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) to the extent that such MNPI is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties or (i) to the extent that such MNPI is independently developed by such Commitment Party; provided that the disclosure of any such MNPI to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such MNPI is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in the Informational Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information.  The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

The Commitment Parties shall be permitted to use information other than material marked “Confidential” or otherwise constituting MNPI related to the syndication and arrangement of the Facility in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you and subject, in the case of press releases, to your prior approval (such approval not to be unreasonably withheld or delayed).  Prior to the Closing Date, before any public announcements or public filings that contain information relating to the Facility or to any of the Commitment Parties are made by you, (i) you will provide to the Arranger a copy of such announcement or filing not less than one business day prior to the proposed date of making such announcement or filing and (ii) the Arranger shall have the right to review and approve (such approval not to be unreasonably withheld or delayed) the portion of such announcement or filing relating to the Facility or the Commitment Parties, provided that, if the Commitment Parties fail to provide comments with respect to such announcement or filing within one business day after their receipt thereof, the Commitment Parties shall be deemed to have given their approval of such announcement or filing.

(b)           The Commitment Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you and any guarantors under the Facility, which information includes your and/or their name and address, tax identification number and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the Patriot Act.

8.             Other Services.

(a)           Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Sellers or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

(b)           You acknowledge that the Arranger and its affiliates (the term “Arranger” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Sellers or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, that the Arranger may act, without violating its contractual obligations to you, as it deems appropriate with respect to such other entities and persons, and that the Arranger has no obligation in connection with the Transactions to use, or to furnish to you, the Seller or your or their subsidiaries or other affiliates, confidential information obtained from other entities or persons.  In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facility and any related arranging or other services described in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, officers, directors, stockholders, creditors or employees or any other party, (iii) no Commitment Party has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in this Commitment Letter, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions to you and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty.

9.             Acceptance/Expiration of Commitments.

(a)           This Commitment Letter, the Commitment of Wells Fargo Bank and the undertakings of the Arranger set forth herein, shall automatically terminate at 5:00 p.m. (Eastern Time, Standard or Daylight, as applicable) on October 26, 2011 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to Wells Fargo Securities by such time to the attention of:

Wells Fargo Securities, LLC

301 South College Street, NC0737

Charlotte, North Carolina 28288

Attention: Amit V. Khimji

Fax: (704) 383-6228

Email: amit.khimji@wellsfargo.com

(b)           If this Commitment Letter is accepted by you as provided in the last paragraph hereof, the Commitment of Wells Fargo Bank and the undertakings of the Arranger set forth herein shall automatically terminate without further action or notice upon the earliest to occur of (i) 5:00 p.m. (Eastern Daylight Time) on April 30, 2012, if the Closing Date shall not have occurred by such time and (ii) termination of the Purchase Agreement.

10.           Survival.  The sections of this Commitment Letter relating to Indemnification, Expenses, Confidentiality, Survival, Governing Law and Other Services shall survive any termination or expiration of this Commitment Letter or the Commitment of Wells Fargo Bank or the undertakings of the Arranger set forth herein (regardless of whether the Facility Documentation is executed and delivered), and the Sections relating to Syndication and Information shall survive until completion of the syndication of the Facility.

11.           Governing Law.  This Commitment Letter and the Fee Letter, and any claim, controversy or dispute arising under or related hereto or thereto, shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof.  The parties hereby waive any right to trial by jury with respect to any claim or action arising out of this Commitment Letter or the Fee Letter.  The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, New York, New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties shall be effective service of process against such party for any action or proceeding relating to any such dispute.  The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.  A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

12.           Miscellaneous.  This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof.  However, the terms and conditions of the Commitment of Wells Fargo Bank and the undertaking of the Arranger hereunder are not limited to those set forth herein or in the Term Sheet.  Those matters that are not covered or made clear herein, in the Term Sheet or the Fee Letter are subject to mutual agreement of the parties.  No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter and the Fee Letter.  This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void.  This Commitment Letter shall not be assignable by the Commitment Parties without your consent.  This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party.  This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.  This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties that specifically provides such with reference to this Commitment Letter or the Fee Letter, as applicable.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to Wells Fargo Securities, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Rex E. Rudy
Name: Rex E. Rudy
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Amit Khimji
Name: Amit Khimji
Title: Director

[Signatures continued on next page]

CubeSmart, L.P. Commitment Letter

Agreed to and accepted as of the date first
above written:

CUBESMART, L.P.

By: CUBESMART, its General Partner

By:	/s/ Jeffrey P. Foster
Name: Jeffrey P. Foster
	Title:	Senior Vice President, Chief Legal Officer & Secretary

CubeSmart, L.P. Commitment Letter

Annex A

Summary of Terms and Conditions

CubeSmart

$100 Million Senior Unsecured Credit Facility

This Summary of Terms and Conditions is not intended to be and should not be construed as an offer, a commitment, nor agreement to lend, nor should it be construed as an attempt to establish all of the terms and conditions relating to the Facility.  It is intended only to be indicative of certain terms and conditions around which credit approval may be sought, and if approved, how the loan documents might be structured, and shall not preclude negotiations within the general scope of these terms and conditions.  No person or entity shall have any obligation to commence or thereafter continue any negotiations to enter into any definitive, binding agreement with respect to the Facility, and no person or entity should rely on an eventual formation of any agreement.  Any party may freely enter into negotiations with any other person or entity, and nothing herein shall preclude any party from entering into a binding agreement with any other person or entity.  The foregoing shall apply to this Summary of Terms and Conditions, as well as to any prior and subsequent communications between the Parent and Lender with respect to the Facility, and only a definitive, written agreement, executed by both the Parent and Lender, shall be binding on the Parent and Lender with respect to the Facility.

October 24, 2011

Unless specifically mentioned herein, borrower, guarantors, loan documentation, reporting requirements, conditions precedent to closing, representations and warranties, events of default, voting rights, assignment language and other terms and conditions not specifically mentioned are intended to be consistent with the documentation of CubeSmart, L.P.’s (formerly known as U-Store-It, L.P.) existing Second Amended and Restated Credit Agreement dated September 29, 2010 among CubeSmart, L.P., Borrower and the “Lenders” thereunder (the “Existing Revolver Credit Agreement”):

BORROWER:	CubeSmart, L.P. (the “Borrower”), the operating partnership of CubeSmart.

GUARANTOR:	CubeSmart and all existing and future Material Subsidiaries (other than Excluded Subsidiaries) will unconditionally guaranty payment of the Term Loan Facility.

ADMINISTRATIVE
AGENT:	Wells Fargo Bank, National Association (“Wells Fargo” or “Administrative Agent”).

SOLE LEAD ARRANGER/
SOLE BOOKRUNNER:	Wells Fargo Securities, LLC will be acting as the sole Lead Arranger and sole Bookrunner (the “Arranger”).

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LENDERS:	Syndicate of Lenders acceptable to the Administrative Agent and the Borrower.

FACILITY:

$100 million unsecured term loan facility (the “Term Loan Facility”). Documentation will permit the Borrower to increase the Term Loan Facility by an additional $100 million. Such additional commitment may be provided by existing or new lenders, but no Lender will be required to assume any additional commitment.

INTEREST RATE:	The Applicable Margin on the Term Loan Facility shall be determined based on the table on Exhibit A attached hereto.

Interest on all loans shall be payable, in arrears, on the first day of each calendar month, upon any prepayment and at final maturity. Interest on all loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year and 365- or 366-day year, as applicable, for Base Rate loans.

Unless all of the Lenders otherwise agree, in no event may there be more than 3 different Interest Periods for LIBOR loans outstanding at any one time. Any portion of the Term Loan Facility subject to a LIBOR option for any particular Interest Period shall be in the minimum aggregate amount of $500,000 (and in multiples of $500,000).

The Term Loan Facility documentation will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and (b) indemnifying the Lenders for breakage costs incurred in connection with among other things, any prepayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto. While any Event of Default exists, the interest rate will be equal to the Base Rate plus the Applicable Margin plus 2% per annum.

MATURITY:	Six months from the Closing Date.

EXTENSION OPTION:

The Borrower shall have the option to extend the maturity date for an additional 5 years provided that (i) at least 45 days prior to the current Termination Date, the Borrower provides written notice to the Administrative Agent of its intent to extend the Termination Date, (ii) no Default or Event of Default shall then be in existence, (iii) all representations and warranties shall be true and correct in all material respects at the time of such extension except to the extent

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that any such representation or warranty relates to a specific earlier date and (iv) payment of all fees then payable under the Fee Letter.

AMENDMENTS/
REFINANCINGS OF
EXISTING CREDIT
AGREEMENT:

The Term Loan Facility documentation shall provide that if the Borrower enters into any amendment, supplement or other modification of the Existing Revolver Credit Agreement that amends or modifies the covenants, events of default, acceleration rights, or other material terms of the Existing Revolver Credit Agreement, and a “Lender” under the Existing Revolver Credit Agreement that is also a Lender under the Term Loan Facility (a “Common Lender”) approves of such amendment, supplement or other modification of the Existing Revolver Agreement, then such Common Lender shall be deemed to have approved the same amendment, supplement or other modification to the Term Loan Facility.

FINANCIAL
COVENANTS:	Same as the Existing Revolver Credit Agreement.

OTHER COVENANTS:	Same as the Existing Revolver Credit Agreement.

REPORTING
REQUIREMENTS:	Same as the Existing Revolver Credit Agreement.

INDEMNIFICATION:	Same as the Existing Revolver Credit Agreement.

CONDITIONS
PRECEDENT:	Substantially the same as required under the Existing Revolver Credit Agreement.

REPRESENTATIONS
AND WARRANTIES:	Substantially the same as the Existing Revolver Credit Agreement as updated by the Borrower.

EVENTS OF
DEFAULT:	Substantially the same as the Existing Revolver Credit Agreement.

ASSIGNMENTS/
PARTICIPATIONS:	Substantially the same as the Existing Revolver Credit Agreement.

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WAIVERS AND
AMENDMENTS:	Substantially the same as the Existing Revolver Credit Agreement with such modifications agreed between the Borrower and the Administrative Agent.

EXPENSES:	The same as the Existing Revolver Credit Agreement.

GOVERNING
LAW:	New York.

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EXHIBIT A

PRICING GRID

Debt Rating of either S&P or Moody’s	Applicable Margin*
BBB+/Baa1 or better	120
BBB/Baa2	145
BBB-/Baa3	180
Less than BBB-/Baa3	225

* (In basis points per annum)

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EXHIBIT B

DEFINITIONS

Same as defined under the Existing Revolver Credit Agreement, except as provided in the Summary of Terms and Conditions.

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